Exhibit 99.13

Traffic Surges To All Time Record Of More Than 3.8 Million Visitors In The Month Of May On WWW.PAZOO.COM

WHIPPANY, N.J., June 17, 2014 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that for the first time website traffic surged to more than 3,800,000 visitors in the month of May on www.pazoo.com. It is a major milestone for Pazoo to have reached over 3.8 million visitors in one month.

Pazoo made significant changes to www.pazoo.com in the first quarter of 2014 to both make the online visitor experience more interactive and enjoyable, as well to handle the ever-increasing traffic to the website.  At the beginning of May, Pazoo reported that it will easily surpass 3,000,000 visitors on www.pazoo.com and will probably come close to, if not surpass, 4,000,000.  This increase in traffic will have a dramatic effect on the revenue being generated from online advertising.

In addition, new ad providers are being brought on as well as direct advertising with major corporations to ensure the online advertising revenues continue to increase.  Pazoo management is also continuing to focus on optimizing the earnings per cpm to continue to increase the gross profit margins from the company’s online advertising providers.

CEO of Pazoo, Inc., David Cunic stated, "Pazoo is extremely excited that the number of website visitors to www.pazoo.com has reached close to four million in the month of May.  The rise in website traffic is very encouraging to not only our projected advertising revenues but also to the fact that Pazoo is providing a dynamic health and wellness website that is helping more and more people and their pets reach their health and wellness goals.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: June 17, 2013